Press Release

FOR IMMEDIATE RELEASE:

Contact: Richard J. Stimel, FHLBank Pittsburgh, 412-288-7351, rich.stimel@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter Financial Results
PITTSBURGH, July 29, 2019 - The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced unaudited financial results for the second quarter of 2019. The Bank recorded net income of $67.7 million, and the Board of Directors declared dividends of 7.75 percent annualized on activity stock and 4.50 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on July 30, 2019.
“We are pleased to report another solid quarter for our cooperative,” said Winthrop Watson, President and Chief Executive Officer. “Our performance continues to be driven by member activity, which reflects the relevance of the liquidity we provide in support of housing finance and community lending.”
Highlights for second quarter of 2019 include:

•	Net income of $67.7 million

•	Net interest income of $110.6 million

•	Advances at $81.8 billion

•	Retained earnings at $1.3 billion

Operating Results
The Bank’s net income totaled $67.7 million for the second quarter of 2019, compared to $91.6 million for the second quarter of 2018. This $23.9 million decrease was driven primarily by lower net interest income and higher net losses on derivatives and hedging activities, partially offset by higher net gains on investment securities.
Net interest income was $110.6 million for the second quarter of 2019, compared to $117.1 million in the second quarter of 2018. The decrease in net interest income was primarily due to higher funding costs on the Bank's consolidated obligations and interest expense on mandatorily redeemable capital stock.

Second quarter 2019 performance allowed the Bank to set aside $7.9 million for affordable housing programs.
For the six months ended June 30, 2019, net income was $165.7 million compared to $170.5 million for the same prior-year period, a decrease of $4.8 million. The decrease was primarily due to higher net losses on derivatives and hedging activities, partially offset by higher net gains on investment securities and higher net interest income.
Net interest income was $240.5 million for the first six months of 2019, compared to $226.7 million for the first six months of 2018. The increase in net interest income was primarily due to an increase in average advance balances and higher interest rates.
Balance Sheet Highlights
At June 30, 2019, total assets were $112.5 billion, compared with $107.5 billion at December 31, 2018. The increase was primarily due to an increase in short-term liquidity and investment securities portfolios.
Total capital at June 30, 2019, was $5.1 billion, compared to $5.4 billion at December 31, 2018. Total retained earnings at June 30, 2019, were $1.3 billion, relatively unchanged from year-end 2018. Total retained earnings at June 30, 2019, included $385.0 million of restricted retained earnings compared with $351.9 million of restricted retained earnings at December 31, 2018. At June 30, 2019, FHLBank Pittsburgh had total regulatory capital of $5.3 billion and remained in compliance with all regulatory capital requirements.
The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.75 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 4.50 percent. These dividends will be calculated on stockholders’ average balances during the period April 1, 2019, to June 30, 2019, and credited to stockholders’ accounts on July 30, 2019.
Detailed financial information regarding second quarter 2019 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on August 8, 2019.
About FHLBank Pittsburgh
As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is part of the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.
This document contains “forward-looking statements” -that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments, including, but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on the Bank's LIBOR-based financial products, investments, and contracts; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.
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Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	June 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$66.2	$71.3
Investments	25,515.7	20,076.6
Advances	81,827.2	82,475.5
Mortgage loans held for portfolio, net	4,666.4	4,461.6
All other assets	445.3	401.5
Total assets	$112,520.8	$107,486.5

LIABILITIES:
Consolidated obligations	$105,891.3	$101,195.2
All other liabilities	1,573.6	915.0
Total liabilities	107,464.9	102,110.2

CAPITAL:
Capital stock	3,643.2	4,027.3
Retained earnings	1,298.6	1,275.9
Accumulated other comprehensive income	114.1	73.1
Total capital	5,055.9	5,376.3
Total liabilities and capital	$112,520.8	$107,486.5

	For the three months ended June 30,		For the six months ended June 30,
Condensed Statement of Income	2019	2018	2019	2018
Total interest income	$697.0	$553.0	$1,426.5	$1,008.9
Total interest expense	586.4	435.9	1,186.0	782.2
Net interest income	110.6	117.1	240.5	226.7

Provision for credit losses	1.0	0.4	1.4	2.8
Gains (losses) on investment securities	7.8	(2.7)	17.9	(11.4)
Gains (losses) on derivatives and hedging	(24.8)	4.1	(37.8)	8.2
All other income	5.6	6.2	12.6	12.5
All other expense	22.6	22.5	47.2	43.7
Income before assessments	75.6	101.8	184.6	189.5

AHP assessment	7.9	10.2	18.9	19.0
Net income	$67.7	$91.6	$165.7	$170.5

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